Exhibit 3.1

REZ-109 (2017-08) Certificat de refonte Loi sur les sociétés par actions (RLRQ, chapitre S-31.1) J’atteste que la société par actions LA COMPAGNIE ÉLECTRIQUE LION et sa version THE LION ELECTRIC COMPANY a refondu ses statuts en vertu de la Loi sur les sociétés par actions le 06 mai 2021 à 10 h 5 min. Déposé au registre le 6 mai 2021 sous le numéro d’entreprise du Québec 1165319055. Registraire des entreprises Registraire des entreprises Québec Services Québec

Registraire des entreprises Québec RE-509 (2012-07) Page 1 Statuts de refonte Numéro d’entreprise du Québec NEQ 1165319055 Loi sur les sociétés par actions, L.R.Q., c. S-31.1 1 Nom de la société par actions LA COMPAGNIE ÉLECTRIQUE LION Versions(s) du nom de la societe dans une autre langue que le français, s’il y a lieu THE LION ELECTRIC COMPANY 2 Capital-actions Schedule A 3 Restrictions sur le transfert des titres ou des actions, s’il y a lieu None 4 Nombre d’administrateurs Nombre fixe ou Nombre minimal 3 Nombre maximal 20 Signez et retournez ce formulaire accompagné du paiement requis. Ne pas télécopier. Réservé à l’admi nistration 10UO ZZ 49488579 Révénu Québec

RE-509 (2012-07)
Page 2

None

6 Autres dispositions, s'il y a lieu

Schedule B

7 Date et heure à attribuer au certificat, s'il y a lieu

Date 2021 05 06 Heure 10 05 (heures minutes)

8 Signature

Nicolas Brunet
Nom de l'administrateur ou du dirigeant autorisé

Nicolas Brunet
Signature de l'administrateur ou du dirigeant autorisé

10UP ZZ 49488580

RE-509 (2012-07) Page 2 5 Limites imposées aux activités, s’il y a lieu None 6 Autres dispositions, s’il y a lieu Schedule B 7 Date et heure á attribuer au certificat, s’il y a lieu Date 2 0 2 1 0 5 0 6 Heure 1 0 0 5 heures minutes 8 Signature Nicolas Brunet Nom de I’administrateur ou du dirigeant autorisé Signature de I’administrateur ou du dirigeant autorisé Si I’espace prévu est insuffisant, joignez une annexe, indiquez la section et numérotez les pages, s’il y a lieu. 10UP ZZ 49488580

SCHEDULE A

Description of share capital

Unlimited number of common shares; and

Unlimited number of preferred shares, issuable in one or more series.

1.	The common shares shall have attached thereto the following rights and restrictions:

1.1.

Voting. Each common share shall entitle the holder thereof to one (1) vote at all meetings of the shareholders of the Corporation (except meetings at which only holders of another specified class of shares are entitled to vote pursuant to the provisions hereof or pursuant to the provisions of the Business Corporations Act (Québec) (hereinafter referred to as the “Act”)).

1.2.

Dividends. The holders of the common shares shall be entitled to receive, as and when declared by the board of directors of the Corporation (the “Board”), subject to and subordinate to the rights, privileges, conditions and restrictions attaching to the preferred shares and the shares of any other class ranking senior to the common shares, dividends payable in money, property or by the issue of fully paid shares of the share capital of the Corporation or options or right to acquire fully paid shares of the Corporation.

1.3.

Liquidation, etc. In the event of the liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, or any other distribution of property of the Corporation among shareholders for the purpose of winding up its affairs, subject to and subordinate to the rights, privileges, conditions and restrictions attaching to the preferred shares and the shares of any other class ranking senior to the common shares, the holders of the common shares shall be entitled to receive the remaining property and assets of the Corporation.

1.4.	Uncertificated Shares. Unless otherwise determined by the Board, by resolution, at the time of issuance of common shares, common shares are issued as uncertificated shares.

2.	The preferred shares shall have attached thereto the following rights and restrictions:

2.1.

Series. The Board may, at any time and from time to time, issue the preferred shares in one or more series, each series to consist of such number of shares as may, before issuance thereof, be determined by the Board.

2.2.

Terms of Each Series. Before the first shares of a particular series are issued, the Board shall fix the number of shares in such series and shall determine, subject to any limitations set out in the articles, the designation, rights, privileges, restrictions and conditions attaching to the shares of such series including, without limitation, any right to receive dividends (which may be cumulative, non-cumulative or partially cumulative and variable or fixed), the rate or rates, amount or method or methods of calculation of preferential dividends and whether such rate or rates, amount or method or methods of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment, the date or dates and place or places of payment thereof and the date or dates from which such preferential dividends shall accrue, the rights of redemption (if any) and the redemption price and other terms and conditions of redemption, the rights of retraction (if any) and the prices and other terms and conditions of any rights of retraction and whether any additional rights of retraction may be provided to such holders in the future, the voting rights and the conversion or exchange rights (if any) and any sinking fund, purchase fund or other provisions attaching thereto.

2.3.

First Shares of Each Series. Before the issue of the first shares of a series, the Board shall send to the enterprise registrar the articles containing a description of such series including the designations, rights, privileges, restrictions and conditions determined by the directors.

2.4.

Ranking of Preferred Shares. No rights, privileges, restrictions or conditions attaching to a series of preferred shares shall confer upon a series a priority over any other series of preferred shares in respect of the payment of dividends or any distribution of assets or return of capital in the event of the liquidation, dissolution or winding up of the Corporation.

The preferred shares of each series shall rank on a parity with the preferred shares of every other series with respect to priority in the payment of dividends, the return of capital and in the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other return of capital or distribution of the assets of the Corporation among its shareholders for the purpose of winding up its affairs.

2.5.

Priority. The preferred shares shall be entitled to priority over the common shares of the Corporation and over any other shares of any other class of the Corporation ranking junior to the preferred shares with respect to priority in the payment of dividends, the return of capital and the distribution of assets in the event of the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, or any other distribution of the assets of the Corporation among the shareholders for the purpose of winding up its affairs.

2.6.

Other Preferences. The preferred shares of any series may also be given such other preferences, not inconsistent with the provisions hereof, over the common shares and over any other shares of the Corporation ranking junior to preferred shares as may be determined in the case of such series of preferred shares in accordance with paragraph 2.2.

2.7.

Participation. If any cumulative dividends or declared non-cumulative dividends or amounts payable on a return of capital in the event of the liquidation, dissolution or winding up of the Corporation in respect of a series of preferred shares are not paid in full, the preferred shares of all series shall participate rateably in respect of such dividends in accordance with the sums that would be payable on such shares if all such dividends were declared and paid in full, and in respect of any repayment of capital in accordance with the sums that would be payable on such repayment of capital if all sums so payable were paid in full, provided, however, that in the event of there being insufficient assets to satisfy in full all such claims as aforesaid, the claims of the holders of the preferred shares with respect to repayment of capital shall first be paid and satisfied and any assets remaining thereafter shall be applied towards the payment and satisfaction of claims in respect of dividends.

2.8.

Voting Rights. Except as hereinafter referred to or as otherwise provided by law or in accordance with any voting rights which may from time to time be attached to any series of preferred shares, the holders of the preferred shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of the shareholders of the Corporation.

2.9.	Conversion Right. The preferred shares of any series may be made convertible into or exchangeable for any other class of shares of the Corporation.

2.10.

Variation of Rights. The provisions attaching to the preferred shares as a class may be amended or repealed at any time with such approval as may then be required by law to be given by the holders of the preferred shares as a class.

2.11.	Uncertificated Shares. Unless otherwise determined by the Board, by resolution, at the time of issuance of preferred shares of any series, preferred shares are issued as uncertificated shares.

SCHEDULE B

Other provisions

1.	Annual meetings and special meetings of the shareholders of the Corporation may be held outside the Province of Québec, as may be determined by the directors.

2.

In the event that the Corporation becomes a reporting issuer (as defined in the Act) in any province or territory of Canada or has more than 50 shareholders, the directors may appoint one or more additional directors who shall hold office for a term expiring no later than the close of the next annual meeting of shareholders, but the total number of directors so appointed may not exceed one third of the number of directors elected at the previous annual meeting of shareholders.